As filed with the Securities and Exchange Commission on December 17, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-077139
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200, Portland, Oregon	97201
(Address of Principal Executive Offices)	(ZIP Code)

Pope & Talbot, Inc. Non-Employee Directors Deferred Compensation Plan

Cash Retainer to Stock provision of Pope & Talbot, Inc. Non-Employee

Director Compensation Policy and Stock Ownership Guidelines

(Full title of the plans)

Richard K. Atkinson

Vice President, Chief Financial Officer and Secretary

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

(Name and address of agent for service)

(503) 228-9161

(Telephone number, including area code, of agent for service)

Copy to:

Stuart Chestler

Stoel Rives LLP

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204

(503) 224-3380

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock	20,000 Shares	$16.84	$336,800	$39.65

(1)	Non-employee directors may elect to be paid their cash retainers in Common Stock valued at then current market value and to receive that Common Stock currently under the Cash Retainer to Stock provision of the Pope & Talbot, Inc. Non-Employee Director Compensation Policy and Stock Ownership Guidelines, or to receive that Common Stock on a deferred basis under the Non-Employee Directors Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $16.84, which was the average of the high and low prices of the Common Stock on December 13, 2004 as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Pope & Talbot, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation provides that no member of the Registrant’s Board of Directors will be personally liable to the Registrant or any of its shareholders for monetary damages arising from such member’s breach of his fiduciary duties to the Registrant. However, this does not apply with respect to any action in which such person would be liable under Section 174 of Title 8 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which such person (i) breached his duty of loyalty to the Registrant or its shareholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

Pursuant to the provisions of Section 145 of the General Corporation Law of Delaware, every Delaware corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or of any corporation, partnership, joint venture, trust or other enterprise for which he is or was serving in such capacity at the request of the Registrant, against any and all expenses, judgments, fines and settlement amounts reasonably incurred by him in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, feels that in the light of all the circumstances indemnification should apply. To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled pursuant to Section 145 to indemnification as described above. Section 145 also empowers the corporation to advance litigation expenses to such person upon receipt of any undertaking to repay such advances in the event no right to indemnification is subsequently shown.

The Registrant’s Bylaws provide that the Registrant shall indemnify any person who is a party to any suit or proceeding by reason of the fact that such person was a director of the Registrant, if the director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant.

A corporation may also obtain insurance at its expense to protect anyone who might be indemnified, or has a right to insist on indemnification, under the statute The Registrant has entered into indemnification agreements with certain of its officers and all of its current directors which provide for indemnification to the fullest extent permitted by Delaware General Corporation Law, including Section 145 thereof. Such agreements have been approved by the Registrant’s shareholders. The Registrant’s shareholders also approved the use of similar agreements which may be entered into from time to time with future directors and/or future officers of the Registrant.

Item 7. Exemption from Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003 (SEC File No. 1-7852)).

4.2	Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 24, 2000 (SEC File No. 1-7852)).

4.3	Rights Agreement, dated as of April 3, 1998, between the Company and Chase Mellon Shareholder Services, L. L. C., as rights agent. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 1998 (SEC File No. 1-7852)).

5.1	Opinion of Stoel Rives LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on December 17, 2004.

POPE & TALBOT, INC.

By:	/S/ RICHARD K. ATKINSON
Richard K. Atkinson
Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities on December 17, 2004.

*MICHAEL FLANNERY Michael Flannery	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/S/ RICHARD K. ATKINSON Richard K. Atkinson	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

*GERALD L. BRICKEY Gerald L. Brickey	Controller (Principal Accounting Officer)

*GORDON P. ANDREWS Gordon P. Andrews	Director

*DAVID J. BARRAM David J. Barram	Director

*CHARLES CROCKER Charles Crocker	Director

*LIONEL G. DODD Lionel G. Dodd	Director

*ROBERT G. FUNARI Robert G. Funari	Director

*KENNETH G. HANNA Kenneth G. Hanna	Director

*ROBERT STEVENS MILLER, JR. Robert Stevens Miller, Jr.	Director

*PETER T. POPE Peter T. Pope	Director

*By:	/S/ RICHARD K. ATKINSON
Richard K. Atkinson
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003 (SEC File No. 1-7852)).

4.2	Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 24, 2000 (SEC File No. 1-7852)).

4.3	Rights Agreement, dated as of April 3, 1998, between the Company and Chase Mellon Shareholder Services, L. L. C., as rights agent. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 1998 (SEC File No. 1-7852)).

5.1	Opinion of Stoel Rives LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)

24.1	Powers of Attorney